Exhibit 99.1

         S.Y. Bancorp Announces Higher First Quarter Earnings as Net Income Per Diluted Share Increases 8% to $0.39

    LOUISVILLE, Ky.--(BUSINESS WIRE)--April 18, 2007--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, southern Indiana and Indianapolis, today reported results for the first quarter ended March 31, 2007. Highlights of the Company's report included record earnings driven by continued loan growth and strong credit quality, together with higher income from investment management and trust services. A summary of results for the first quarter follows:


Quarter ended March 31,                    2007        2006     Change
---------------------------------------  ----------  ---------- ------
Net income                              $5,704,000  $5,320,000    7.2%
Net income per share, diluted           $     0.39  $     0.36    8.3%
Return on average equity                     16.60%      16.81%
Return on average assets                      1.64%       1.60%

Additional unaudited supplemental financial information for the first quarter ended March 31, 2007 and 2006, may be obtained by following this link: http://www.irinfo.com/sybt/1q07fsm.pdf.

    Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to begin 2007 with solid earnings growth that again has translated into strong returns on average equity and assets. Stock Yards Trust Company continued to play an important role in the Company's growth during the first quarter, achieving a 15% increase in revenue versus the same period last year. While asset growth accounted for a portion of that, the Company also continued to increase executor and other fee income. Assets under management increased to $1.60 billion at March 31, 2007, from $1.47 billion at March 31, 2006. Also, during the first quarter, we maintained good momentum in our lending operations, enabling us to increase our loan portfolio 8% year over year. At the same time, we also remained intently focused on credit quality. With credit quality already at a very sound level, we are gratified to note that several key metrics showed further improvement in the first quarter versus both the fourth quarter of 2006 and the same period last year. On the strength of these combined gains, our core banking businesses continued as a key catalyst for our growth.

    "While we are pleased with the Company's solid start to the new year, we recognize that we operate in an increasingly competitive environment that continues to place pressure on margins," Heintzman continued. "Loan growth, however, especially in the area of commercial and industrial relationship lending, has remained strong for us, even though the market in general has seen some slowing in transaction-oriented business. This growth has helped offset the margin compression we have experienced.

    "Looking ahead, we remain dedicated to implementing new business development programs, deepening current client relationships, and extending the advantages that come with a customer-centered philosophy on community banking," Heintzman added. "Longer term, we remain excited about the prospects of opening our second office in Indianapolis later this year and continuing our efforts to introduce Stock Yards Bank & Trust to the Cincinnati market."

    Net interest income, the Company's largest source of revenue, increased $441,000 or 3% in the first quarter of 2007 compared with the year-earlier period. This increase reflected continued growth in the Company's loan portfolio, its most significant earning asset, which helped offset the impact of margin compression over the past year. Net interest margin for the first quarter of 2007 was 4.23%, down 13 basis points from 4.36% for the fourth quarter of 2006 and three basis points below 4.26% in the year-earlier quarter. Although the Company has experienced an increase in interest rates on its earning assets, the rate of increase seen on interest-bearing liabilities has exceeded that of earning assets. Both an ongoing inverted yield curve and the competitive pressures on both loan and deposit interest rates have had a negative impact on net interest margin. While the Company believes it remains well positioned for the current interest rate environment, with its loan portfolio being almost evenly split between fixed and variable rates, it expects ongoing pressure on net interest margins.

    During the first quarter of 2007, the Company maintained a strong trend line in credit quality. Non-performing loans dropped to 0.45% of total loans from 0.59% in the fourth quarter of 2006 and 0.50% in the year-earlier period. This was the third consecutive quarter of such improvement. Total non-performing loans declined to $5,137,000 in the first quarter from $6,753,000 in the fourth quarter of 2006 and $5,331,000 in the first quarter of 2006. Net charge-offs, while down to 0.07% of average loans outstanding in the first quarter versus 0.08% in the fourth quarter last year, were up from 0.03% in the year-earlier quarter. The year-over-year increase in net charge-offs primarily reflected the charge-off of a single loan that involved fraudulent collateral. The principal balance of this loan was specifically reserved to the allowance for loan losses and, in connection with the Company's recent regular FDIC examination and at the examiners' recommendation, the Bank fully charged off the loan in the first quarter of 2007. The Company believes it has legal remedies and insurable interests available and, at this time, expects partial recovery in this matter.

    Based on the Bank's systematic credit risk assessment process, the increase in net charge-offs, and in view of a more uncertain economic climate this past year, management considered it prudent and necessary to increase the quarterly loan loss provision in the first quarter of 2007 to $780,000 versus $350,000 in the year-earlier quarter. The Company's allowance for loan losses was 1.06% of total end-of-quarter loans at March 31, 2007, compared with 1.14% at March 31, 2006.

    Non-interest income increased $243,000 or 4% for the first quarter of 2007 compared with the year-earlier period, led by higher investment management and trust income, the largest component of non-interest income. This increase more than offset declines in service charges, gains on sales of mortgage loans, brokerage fees and commissions, and other non-interest income. Gains on sales of mortgage loans for the year-earlier period was higher than anticipated due to a rolling effect from 2005. The first quarter of 2007 was on target for projected volume, and gains on sales of mortgage loans are expected to be up 10% for the year.

    Non-interest expense declined $404,000 or 3% in the first quarter of 2007 compared with the year-earlier period. The decline in non-interest expense for the period reflected lower salaries and employee benefits due to reduced stock compensation expense and a one-time reduction in state bank taxes reflecting tax credits purchased in the quarter. The Company's efficiency ratio for the first quarter of 2007 improved to 54.54% from 58.54% in the first quarter last year.

    S.Y. Bancorp's total assets at the end of the first quarter of 2007 increased 4% to $1.414 billion from $1.359 billion at March
31, 2006. The Company's loan portfolio increased 8% to $1.150 billion from $1.061 billion at March 31, 2006, primarily due to steady loan growth throughout the past year. Deposits at March 31, 2007, increased 3% to $1.110 billion from $1.075 billion at March 31, 2006, reflecting primarily growth in time deposits and money market accounts.

    In February, the Company's Board of Directors declared a regular quarterly cash dividend of $0.15 per share. The latest dividend was distributed on April 2, 2007, to stockholders of record as of March 16, 2007.

    Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.414 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.


                             S.Y. Bancorp
               Summary Unaudited Financial Information
               (in thousands except per share amounts)

                                             First Quarter Ended
                                                  March 31,
                                        ------------------------------
                                                 2007            2006
                                          ------------    ------------
Interest income                          $     22,606    $     20,327
Interest expense                                9,192           7,354
                                          ------------    ------------
Net interest income                            13,414          12,973
Provision for loan losses                         780             350
                                          ------------    ------------
Net interest income after
 provision for loan losses                     12,634          12,623
Non-interest income                             7,156           6,913
Non-interest expense                           11,374          11,778
                                          ------------    ------------
Net income before income
 taxes                                          8,416           7,758
Provision for income taxes                      2,712           2,438
                                          ------------    ------------
Net income                               $      5,704    $      5,320
                                          ============    ============
Net income per share (a)
      Basic                              $       0.40    $       0.37
      Diluted                            $       0.39    $       0.36
Weighted average shares
outstanding (a)
      Basic                                    14,389          14,504
      Diluted                                  14,642          14,749

                           March, 31,      Dec. 31,       March 31,
                              2007          2006            2006
                           -----------  -------------- ---------------
Total assets               $1,414,364    $  1,426,321    $  1,359,319
Total loans                 1,149,940       1,148,954       1,060,842
Non-interest bearing
 deposits                     174,383         179,657         183,378
Interest-bearing deposits     935,395         923,585         891,238
                            ----------    ------------    ------------
       Total deposits       1,109,778       1,103,242       1,074,616
Stockholders' equity          140,176         137,444         128,331
Book value per share (a)         9.75            9.54            8.85

(a) Adjusted for the May 2006 5% stock dividend.

Unaudited supplemental financial information for the first quarter ended March 31, 2007 and 2006, may be obtained by following this link: http://www.irinfo.com/sybt/1q07fsm.pdf.


    CONTACT: S.Y. Bancorp, Inc.
             Nancy B. Davis, 502-625-9176
             Executive Vice President,
             Treasurer and Chief Financial Officer